Exhibit 99.1
Vestin Realty Mortgage II, Inc.
Announces Michael V. Shustek Amended Stock Purchase Plan

Las Vegas, Nevada – April 1, 2009 – Vestin Realty Mortgage II, Inc. (Nasdaq: VRTB), a real estate investment trust (“REIT”), announced that it was informed by Michael V. Shustek, the Company’s President, Chief Executive Officer and Chairman of its Board of Directors, that Mr. Shustek has amended the trading plan he originally adopted on April 30, 2007, pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (the “Plan”).  Pursuant to the Plan, Mr. Shustek purchases our shares in the open market through independent broker-dealers on specified dates.  The amendment changes the dates on which purchases will be executed.  The amendment to the Plan is scheduled to become effective on April 6, 2009.  The Plan expires on June 24, 2009.

Vestin Realty Mortgage II, Inc. currently has approximately 13.8 million shares of common stock outstanding.  The closing price of the stock on Nasdaq on March 31, 2009 was $2.39.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans.  As of December 31, 2008, Vestin Realty Mortgage II, Inc. had assets of approximately $199.5 million.  Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:
Steve Stern
Stern And Company
702-240-9533
steve@sdsternpr.com